25


                          SEPARATION AND SALE AGREEMENT

     THIS SEPARATION AND SALE AGREEMENT, dated as of April 1, 2002, is by and between METAR ADC SRL, a Romanian corporation ("Metar"), Michael Florea, an individual residing in Bucharest, Romania and the sole shareholder of Metar ("Florea") and Path 1 Network Technologies Inc., a Delaware corporation ("Path 1"). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

     WHEREAS, all of the Technology, as hereinafter defined, stock and other assets of Metar ADC, a Romanian corporation, were acquired from Florea by Path 1 pursuant to a merger agreement dated October 13, 2000 (the "Original Acquisition Agreement") and presently represent an informal division of Path 1's business operations known to all parties as "Sistolic";

     WHEREAS, the Board of Directors of Path 1 has determined that it is appropriate and desirable to spin-off the Sistolic operations and to sell those operations to Metar;

     WHEREAS, Path 1 has paid for all of the costs of operations of Sistolic since the Original Acquisition Agreement, and has marketed the Technology, and, in connection with the separation of Sistolic and Path 1 and the sale of the Sistolic operations and assets to Metar, the parties desire to formalize certain relationships which will continue as described herein; and

     WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the separation and sale of Sistolic, and certain other agreements that will govern certain matters relating to the relationship of Metar and Path 1 following the separation and sale.

     NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:


     ARTICLE I
     DEFINITIONS

     For the purpose of this Agreement the following terms shall have the following meanings:

     1.1. "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

     1.2. "Affiliate" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

     1.3. "Agreement" means this Separation and Sale Agreement, including all of the Exhibits hereto.

     1.4. "Applicable Deadline" has the meaning set forth in Section 8.3(b).

     1.5. "Arbitration Act" means the Commercial Arbitration Rules and Supplementary Procedures for International Commercial Arbitration of the American Arbitration Association ("AAA"), as the same may be amended from time to time.

     1.6. "Arbitration Demand Date" has the meaning set forth in Section 8.3(a).

     1.7.  "Arbitration  Demand  Notice"  has the  meaning  set forth in Section
8.3(a).

     1.8 "Bucharest Facilities" means Path 1's facilities located at STR Titaru Hristche NR. 6, Bucharest Sect. 1, Romania.

     1.11.   "Consents"   means  any  consent,   waiver  or  approval  from,  or
notification requirements to, any Third Party.

     1.12. "Environmental Law" means any federal, state, local, foreign or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, now or hereafter in effect relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any substance currently or at any time hereafter listed, defined, designated or classified as hazardous, toxic waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and the Resource Conservation and Recovery Act and comparable provisions in state, local, foreign or international law.

     1.13. "Environmental Liabilities" means all Liabilities relating to, arising out of or resulting from any Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses (including allocated costs of in-house counsel and other personnel), interest, fines, penalties or other monetary sanctions in connection therewith.

     1.14. "Escalation Notice" has the meaning set forth in Section 8.2.

     1.15. "Governmental Approval" means any notice, report or other filing to be made, or any consent, registration, approval, permit or authorization to be obtained from, any Governmental Authority.

     1.16. "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

     1.17. "Indemnifying Party" has the meaning set forth in Section 5.4(a).

     1.18. "Indemnitee" has the meaning set forth in Section 5.4(a).

     1.19. "Indemnity Payment" has the meaning set forth in Section 5.4(a).

         1.20. "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

         1.21. "Insurance Policies" means the insurance policies written by insurance carriers pursuant to which members of the Path 1 Group (or their respective officers or directors) will be insured parties after the date hereof.

         1.22.    "Insurance Proceeds" means those monies:

                (a)      received by an insured from an insurance carrier; or

                (b)      paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

         1.23 "Intellectual Property" shall mean all worldwide right, title and interest of a Person in, to and under any and all: (a) United States or foreign patents and pending patent applications therefor, including the right to file new and additional patent applications based thereon, including provisionals, divisionals, continuations, continuations-in-part, reissues and reexaminations;
(b) copyrights; and (c) trade secrets, know-how, processes, methods, engineering data and technical information.

         1.24. "Liabilities" means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

         1.25. "Metar Group" means Metar, each Subsidiary of Metar, if any, and each other Person that is either controlled directly or indirectly by Metar on the date hereof.

         1.26.    "Metar Indemnitees" has the meaning set forth in Section 5.3.

         1.27. "Path 1 Common Stock" means the common stock, $.001 par value per share, of Path 1.

         1.28. "Path 1 Group" means Path 1 and each Person (other than any member of the Metar Group) that is an Affiliate of Path 1 on the date hereof.

         1.29.    "Path 1 Indemnitees" has the meaning set forth in Section 5.2

         1.30. "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

         1.31. "Prime Rate" means the rate which Chase Manhattan Bank (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its prime lending rate, as in effect from time to time.

         1.32. "Security Interest" means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

         1.33. "Sistolic Business" means the business of Sistolic as presently conducted and as more fully described on Exhibit A hereto.

         1.34. "Subsidiary of any Person" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person shall be deemed to be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

         1.35. "Taxes" shall mean (A) any foreign or any United States federal, state or local tax, charge, fee, impost, levy or other assessment which is based upon, measured by, or calculated with respect to (1) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), or (2) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which tax may be based, by which it may be measured, or with respect to which it may be calculated, is described in clause (i)(A)(1) of this definition, together with (B) any interest, penalties, fines, additions to tax or additional amounts imposed by any taxing jurisdiction with respect thereto, and (ii) shall include any transferee liability in respect of an amount described in clause (i) of this definition..

         1.36 "Technology" shall mean the Intellectual Property described in the Original Acquisition Agreement, as such Intellectual Property has been further developed by Sistolic.

         1.37.  "Third Party Claim" has the meaning set forth in Section 5.5(a).

                                   ARTICLE II
                          SEPARATION AND SALE OF ASSETS

         2.1. SEPARATION OF SISTOLIC AND SALE OF ASSETS. Subject to and upon the terms and conditions set forth herein, Path 1 agrees to separate all assets and liabilities associated with the Sistolic Business as set forth in Exhibit A and to sell, assign, convey, transfer and deliver ("Transfer") to Metar and Metar agrees to Purchase from Path 1, on the Closing Date (as defined in Section 2.5 below) the tangible assets located at the the "Bucharest Facilities" and all right, title and interest in the Technology, as more specifically described on Exhibit B (the "Assets"), and assume the liabilities described on Exhibit C (the "Liabilities"). The parties shall mutually agree to the format for transfer of the Technology prior to Closing. In conjunction with the separation, Path 1 shall deliver to Metar and/or Florea the following at Closing:

     (i) a stock certificate issued to Metar for 35,000 shares of Path 1 Common Stock;
     (ii) a notice of cancellation of that certain life insurance policy maintained by Path 1 on Florea; and

     (iii) a notice of termination for all employees performing services for Path 1 at the Bucharest Facilities (the "Sistolic Employees"), effective March
     29, 2002 provided that, notwithstanding the provisions of Section 6.3 hereof, Path 1 hereby agrees that Metar shall be permitted to hire any or all of the terminated Sistolic Employees.

         2.2 CONSIDERATION. In consideration of the Assets and deliverables described in Section 2.1 above to be transferred, Metar and/or Florea shall deliver to Path 1 at Closing:

     (i) a letter of resignation by Florea as an officer and employee of Path 1, effective as of the Closing Date;

     (ii) a release of payment or cancellation of that certain note due to Metar from Path 1 in the amount of US$850,000 pursuant to the terms of the Original Acquisition Agreement;

     (iii) the original Notice of Grant for the stock option to purchase 200,000 shares of Path 1 Common Stock issued to Florea as a result of his employment with Path 1;

     (iv) the original Notices of Grant for stock options to purchase an aggregate of 100,000 shares of Path 1 Common Stock issued to all other Sistolic employees by Path 1; and

     (v) a written release and agreement that the bonus of US$4,000,000 stipulated to in Florea's original Employment Agreement with Path 1 dated October 13, 2000 was never earned and is therefore null and void.

         2.3 MULTILINK CLAIMS. (a) In the event Path 1 enters into an contractual damage settlement with Multilink Technology Corporation ("Multilink") whereby Path 1 recovers damages based on Liabilities arising out of those certain license and engineering services agreements executed between Path 1 and Multilink on December 28, 2001 (the "Multilink Agreements"), Path 1 shall pay Metar 20% of the settlement amount net of costs, including but not limited to attorneys' fees and expert witness fees, associated with the Action brought by Path 1 to recover damages by Multilink and settlement negotiations therewith (the "Metar Portion"); provided, however, any contract or settlement with Multilink that transfers any rights in or to any portion of the Technology shall include an agreement by Multilink that it will not seek to employ Sistolic employees without the joint written consent of both Path 1 and Metar, which consent shall not be unreasonably withheld by either party. Payment of the Metar Portion shall be due within thirty (30) days of the date of recovery of the full amount of the damage settlement by Path 1.

                  (b) Metar and Florea hereby acknowledge that Path 1 has suffered damages as a result of the Multilink Agreements and consent to the bringing of any Action by Path 1 based on Path 1's rights in the Technology at the time the Multilink Agreements were executed. Metar and Florea further agree to retain all Information related to the Multilink Agreements that is in their possession or control on the date hereof and, at their expense, to make available to Path 1, upon written request, the former, current and future directors, officers, employees, other personnel and agents of Sistolic as witnesses and any books, records or other documents within their control or which they otherwise have the ability to make available to the extent that any such person or books, records or other documents may reasonably be required in connection with the Action.

                  (c) Metar hereby agrees and represents to Path 1 that, in the event it sells any the Assets, or any portion thereof, acquired under this Agreement within one (1) year after Closing to Multilink, either directly or indirectly, Path 1 shall be entitled to 50% of the gross proceeds from the sale if entered into within six (6) months following Closing and 25% of the gross proceeds from the sale if entered into during the last six months of the first year following Closing. Payments due to Path 1 under this Section 2.3(c) shall be paid within fifteen (15) days following receipt by Metar.

         2.4 OFFICE FURNITURE AND OFFICE EQUIPMENT. All office furniture and office equipment used by Sistolic and located at Path 1's facilities in Bucharest, Romania (the "Bucharest Facilities") on the date hereof shall continue in the possession of Metar. To the extent that any such office furniture or office equipment is, or becomes, legally owned by Path 1, Path 1 hereby transfers all its right, title and interest therein to Metar effective, with respect to such furniture and equipment currently owned by Path 1, on the date hereof and effective, with respect to any such furniture and equipment now located at the Bucharest Facilities which becomes owned by Path 1 at a future date. To the extent that any such office furniture or office equipment is leased by Path 1, Path 1 hereby agrees to execute an assignment or sub-lease of all of its rights in said furniture or equipment to Metar on the date hereof.

         2.5 CLOSING. The closing ("Closing") of the separation of Sistolic and sale of the Assets and the other transactions contemplated by this Agreement shall take place at the offices of Popov & McCullogh, LLP, located at 4180 La Jolla Village Drive, Suite 450, La Jolla, California 92037, at 2:00 P.M., local time, on April 1, 2002 ("Closing Date"), or at such other time and place as the parties may mutually agree to in writing.

                                   ARTICLE III
                               TECHNOLOGY LICENSES

         3.1 LICENSE GRANT. Metar hereby grants to Path 1 a worldwide non-exclusive, non-transferable, royalty-free, irrevocable, unlimited license to use, make, copy and practice the Technology solely for internal business purposes; provided, however, that Path 1 may re-sale or sublicense the Technology to the extent it is incorporated in any Path 1 product. The term of the license granted herein shall be indefinite.

         3.2 PROPRIETARY RIGHTS. Metar will retain all right, title and interest in and to the Technology, and no right, title or interest will be deemed to be granted or transferred to Path 1, except as expressly provided for in Section
3.1 above.

         3.3 NO WARRANTY. EXCEPT AS OTHERWISE PROVIDED IN AN APPLICABLE LICENSE NOTICE, THE TECHNOLOGY IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND AND THE PARTIES HEREBY DISCLAIM ALL WARRANTIES OF ANY KIND WITH RESPECT TO ANY OF THE SHARED TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         3.4 LIMITATION OF LIABILITY. EXCEPT AS OTHERWISE PROVIDED IN AN APPLICABLE LICENSE NOTICE, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND WITH RESPECT TO THE SHARED TECHNOLOGY, EVEN IF SUCH PARTY IS NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                   ARTICLE IV
                          REPRESENTATIONS AND WARRANTS

     4.1 REPRESENTATIONS AND WARRANTIES OF PATH 1. Path 1 represents and warrants to Metar and Florea as follows:

                  (a) Path 1 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, lease and operate all of the property owned, leased or operated by it in connection with the conduct of the Sistolic Business and to carry on the operations of the Sistolic Business as now being conducted.

                  (b) Path 1 has all requisite power and authority to execute and deliver this Agreement and those other agreements and instruments required to be executed or delivered under this Agreement, and to perform its obligations hereunder, and this Agreement has been duly executed and delivered by Path 1 and constitutes, assuming due authorization, execution and delivery of this Agreement by Metar, and any other agreements to be executed and delivered by Metar pursuant hereto, when fully executed and delivered, will constitute, a valid and binding obligation of Path 1 enforceable against it in accordance with their terms, except to the extent that enforcement thereof may be subject to (x) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws now or hereafter affecting creditors' rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (c) Neither the execution and delivery by Path 1 of this Agreement nor the performance by Path 1of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Path 1; (ii) result in (with or without the giving of notice or lapse of time or both) a material violation or breach of, or constitute a default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any indebtedness, license, lease or contract or similar instrument or obligation to which Path 1, or by which any of the Assets, may be bound; or (iii) violate any order, injunction, decree, statute, rule or regulation of any Governmental Authority to which Path 1 or the Sistolic Business is subject.

                  (d) Path 1 owns the Assets and has and will deliver to Metar, good, valid and marketable title to, all of the Assets, in each case, free and clear of all Security Interests.

     4.2 REPRESENTATIONS AND WARRANTIES OF METAR AND FLOREA. Metar and Florea represent and warrant to Path 1 as follows:
     (a) Metar is a corporation duly organized, validly existing and in good standing under the laws of Romania.
     (b) Each of Metar and Florea has all requisite power and authority to execute and deliver this Agreement and to perform its or his obligations hereunder. This Agreement has been duly executed and delivered by Metar and Florea and constitutes, assuming due authorization, execution and delivery of this Agreement by Path 1 and any other agreements to be executed by Path 1 pursuant hereto, when fully executed and delivered, will constitute a valid and binding obligations of Metar and Florea, enforceable against them in accordance with their terms, except to the extent that enforcement thereof may be subject to (x) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws now or hereafter affecting the enforcement of creditors' rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     (c) Neither the execution and delivery by Metar of this nor the performance by Metar of its obligations hereunder will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws, or Romanian equivalents thereof, of Metar or (ii) violate any order, injunction, decree, statute, rule or regulation of any Governmental Authority to which Metar or Florea is subject.

                                    ARTICLE V
                                 INDEMNIFICATION

         5.1. RELEASE OF EXISTING CLAIMS. (a) Except as provided in Section 5.1(c), effective as of the date hereof, Metar does hereby, for itself, its respective Affiliates, successors and assigns, and all Persons who at any time prior to the date hereof have been stockholders, directors, officers, agents or employees of Metar (in each case, in their respective capacities as such), remise, release and forever discharge each of Path 1, its respective Affiliates (other than any member of the Metar Group), successors and assigns, and all prior, current or future stockholders, directors, officers, agents or employees of Path 1 (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date hereof between Sistolic and/or Metar, on the one hand, and Path 1, on the other hand (including any contractual arrangements or arrangements existing or alleged to exist between them on or before the date hereof).

                  (b) Except as provided in Section 5.1(c), effective as of the date hereof, Path 1 does hereby, for itself and its Affiliates (other than any member of the Metar Group), successors and assigns, and all Persons who at any time prior to the date hereof have been stockholders, directors, officers, agents or employees of any member of the Path 1 Group (in each case, in their respective capacities as such), remise, release and forever discharge Metar, the respective members of the Metar Group, their respective Affiliates (other than any member of the Path 1 Group), successors and assigns, and all prior, current or future stockholders, directors, officers, agents or employees of any member of the Metar Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date hereof between Metar and Path 1 (including any contractual arrangements or arrangements existing or alleged to exist between them on or before the date hereof).

                  (c) Nothing contained in Section 5.1(a) or (b) shall impair any right of any Person to enforce this Agreement. Nothing contained in
         Section 5.1(a) or (b) shall release any Person from:

                  (i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement;

                  (ii) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and Article VI;

                  (iii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.1; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 5.1 but for the provisions of this clause;

                   (d) Metar shall not make, and shall not permit any member of the Metar Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Path 1 or any member of the Path 1 Group or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Path 1 shall not, and shall not permit any member of the Path 1 Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Metar or any member of the Metar Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b) provided ,however that this clause shall not apply for claims that Florea made statements to Multilink regarding Path1's ownership and rights in the Intellectual Properties developed prior or after Path1 acquisition.


                  (e) It is the intent of each of Path 1 and Metar by virtue of the provisions of this Section 5.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date hereof, between or among Metar or any member of the Metar Group, on the one hand, and Path 1 or any member of the Path 1 Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the date hereof), except as expressly set forth in Section 5.1(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

         5.2. INDEMNIFICATION BY METAR. Except as provided in Section 5.4, Metar shall indemnify, defend and hold harmless Path 1, each member of the Path 1 Group and each of their respective directors, officers and employees (in each case, in their respective capacities as such), and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Path 1 Indemnitees"), from and against any and all Liabilities of the Path 1 Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

     (a) the failure of Metar or any other member of the Metar Group or any other Person to pay, perform or otherwise promptly discharge any liabilities of Metar in accordance with their respective terms, whether prior to or after the date hereof;

     (b) any breach by Metar or any member of the Metar Group of this Agreement.



provided, however, that Metar shall not be financially responsible hereunder for any special, incidental, consequential or other similar type of damage to the extent that such damages are specifically excluded in such agreement.

     5.3. INDEMNIFICATION BY PATH 1. Except as otherwise provided in Section 5.4, Path 1 shall indemnify, defend and hold harmless Metar, each member of the Metar Group and each of their respective directors, officers and employees (in each case, in their respective capacities as such), and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Metar Indemnitees"), from and against any and all Liabilities of the Metar Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

     (a) the failure of Path 1 or any other member of the Path 1 Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the Path 1 Group, whether prior to or after the date hereof; and

     (b) any breach by Path 1 or any member of the Path 1 Group of this Agreement;

provided, however, that Path 1 shall not be financially responsible hereunder for any special, incidental, consequential or other similar type of damage to the extent that such damages are specifically excluded in such agreement.

     5.4. INDEMNIFICATION OBLIGATIONS NET OF INSURANCE PROCEEDS AND OTHER AMOUNTS. (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article V or Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an "Indemnifying Party") is required to pay to any Person entitled to indemnification hereunder (an "Indemnitee") will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.
     (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.

     5.5. PROCEDURES FOR INDEMNIFICATION OF THIRD PARTY CLAIMS. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Path 1 Group or the Metar Group of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2 or 5.3, or any other Section of this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within twenty (20) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 5.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.
     (b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

     (c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.5(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party.

     (d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

     (e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

     (f) The provisions of Section 5.5 and Section 5.6 shall not apply to Taxes.

     5.6. ADDITIONAL MATTERS. (a) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement.

     (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

     (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys' fees, experts' fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

     5.7. REMEDIES CUMULATIVE. The remedies provided in this Article V shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

     5.8. SURVIVAL OF INDEMNITIES. The rights and obligations of each of Path 1 and Metar and their respective Indemnitees under this Article V shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

     5.9 UNAVAILABILITY OF INDEMNITY. If the indemnification provided for in this Article V is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, agrees to contribute to the amount paid or payable by such indemnified party as a result of such Liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on one hand and of the indemnified party on the other in connection with the event that resulted in such Liability, as well as any other relevant equitable considerations.

                                   ARTICLE VI
                      OPERATIONS AND CERTAIN OTHER MATTERS

     6.1. INSURANCE MATTERS. (a) Metar and Path 1 contemplate that Metar shall obtain its own Directors and Officers Insurance Policy in a timely manner following the sale of equity to new investors. Each of Metar and Path 1 agree that Metar may remain on Path 1's insurance policies relating to property, errors and omissions, professional liability, automobile and general liability until the earlier of such time as Metar no longer qualifies for coverage on the respective Path 1 Insurance Policy or, upon thirty (30) days' prior written notice to Path 1, Metar elects to be removed from the Path 1 Insurance Policy or Policies. For so long as Metar is covered by Path 1's Insurance Policies, Metar will pay to Path 1 each month (prorated on a daily basis for any partial month) in respect of the period from the date hereof until the termination of Metar's coverage on all of Path 1's Insurance Policies the amount calculated as set forth on Exhibit D hereto, such amount to be payable in arrears by the 10th day of the next succeeding month, in respect of Insurance Policies under which Metar will continue to have coverage following the date hereof. Path 1 and Metar agree to cooperate in good faith to provide for the treatment of any Insurance Policies that will remain in effect following the date hereof on a mutually agreeable basis. Path 1 shall provide Metar with prompt notice in the event that any Insurance Policy shall be terminated or otherwise cease to be in effect for any reason. In no event shall Path 1, any other member of the Path 1 Group or any Path 1 Indemnitee have liability or obligation whatsoever to any member of the Metar Group in the event (i) that any Insurance Policy or other contract or policy of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Metar Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date, or (ii) notwithstanding the provisions of the immediately preceding sentence, that Path 1 fails to provide Metar with notice of any such event.

     (b) (i) The parties intend by this Agreement that Metar and each other member of the Metar Group be successors-in-interest to all rights that any member of the Metar Group may have as of the date hereof as a subsidiary, affiliate, division or department of Path 1 prior to the date hereof under any policy of insurance issued to Path 1 by any insurance carrier unaffiliated with Path 1 or under any agreements related to such policies executed and delivered prior to the date hereof, including any rights such member of the Metar Group may have, as an insured or additional named insured, subsidiary, affiliate, division or department, to avail itself of any such policy of insurance or any such agreements related to such policies as in effect prior to the date hereof. At the request of Metar, Path 1 shall take all reasonable steps, including the execution and delivery of any instruments, to effect the foregoing; provided, however that Path 1 shall not be required to pay any amounts, waive any rights or incur any Liabilities in connection therewith.

     (ii) After the date hereof, none of Path 1 or Metar or any member of their respective Groups shall, without the consent of the other, provide any such insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder; provided, however that the foregoing shall not (A) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (B) require any member of any Group to pay any premium or other amount or to incur any Liability, or (C) require any member of any Group to renew, extend or continue any policy in force. Each of Path 1 and Metar will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion.

     (c) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Path 1 Group in respect of any Insurance Policy or any other contract or policy of insurance.

     (d) Metar does hereby, for itself and each other member of the Metar Group, agree that no member of the Path 1 Group or any Path 1 Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Path 1 and its Affiliates as in effect at any time prior to the date hereof, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

     (e) Nothing in this Agreement shall be deemed to restrict any member of the Metar Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

     6.2. CERTAIN BUSINESS MATTERS. (a) Except as may be expressly set forth in
Section 6.3 below, no member of any Group shall have any duty to refrain from
(i) engaging in the same or similar activities or lines of business as any member of any other Group, (ii) doing business with any potential or actual supplier or customer of any member of any other Group, or (iii) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of any other Group.

     (b) Each of Path 1 and Metar is aware that from time-to-time certain business opportunities may arise which more than one Group may be financially able to undertake, and which are, from their nature, in the line of more than one Group's business and are of practical advantage to more than one Group. In connection therewith, the parties agree that if, following the date hereof, any of Path 1 or Metar acquires knowledge of an opportunity that meets the foregoing standard with respect to more than one Group, none of the Path 1 Group or the Metar Group shall have any duty to communicate or offer such opportunity to any of the others and may pursue or acquire such opportunity for itself, or direct such opportunity to any other Person.

     6.3. NON-COMPETITION.
     (a) For a period of thirty-six (36) months from the date hereof, neither Path 1 nor Metar, nor any member of either such party's affiliated group, shall, whether for its own account or for the account of any other person, corporation, firm or business, solicit or endeavor to entice away from the other party, or otherwise interfere with the relationship of such other party with, any person who or which is employed on the date hereof by, or otherwise engaged to perform services for, the other party (including, but not limited to, any independent contractors or organizations), except to the extent that such other party agrees to release such employee or other service provider to the other party or such other party's affiliated group. General advertising for employment positions or general employment searches through a third party recruiter are not covered by this Section 6.3.

     (b) The invalidity or non-enforceability of this Section 6.3 in any respect shall not affect the validity or enforceability of this Section 6.3 in any other respect or of any other provisions of this Agreement. In the event that any provision of this Section 6.3 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable.

     (c) For a period of one (1) year from the date of execution of this Agreement, neither party, nor any member of its respective Group, will not, either directly or indirectly, (a) induce or attempt to induce any customer of the other to terminate its relationship with the other party, (b) induce or attempt to induce any present customer to withdraw, curtail or cancel its relationship with the other party, or (c) engage in any act or activity that would interfere with or harm any business relationship the other party may have with any customer, or (d) at any time hereafter, use any name similar to that of the other party or hold itself out to be acting on the other party's behalf except as expressly permitted by this Agreement pursuant to Section 2.3.

     6.4. LATE PAYMENTS; CURRENCY. Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement shall accrue interest at a rate per annum equal to the Prime Rate plus 2% commencing upon the later of the (a) due date of such amount and (b) thirtieth day following such amount being invoiced or otherwise demanded in writing. All payments due under this Agreement shall be made in U.S. Dollars.

                                   ARTICLE VII
                    EXCHANGE OF INFORMATION; CONFIDENTIALITY

     7.1. AGREEMENT FOR EXCHANGE OF INFORMATION; ARCHIVES. (a) Each of Path 1 and Metar, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, or (iii) to comply with its obligations under this Agreement; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

     (b) Metar shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the business of Sistolic that are located in the Path 1 Records to the extent such documents or objects have been specifically identified and requested by Metar in advance or, if specific documents or objects have not been identified, to the extent Metar has provided Path 1 with proper advance notice to request such access and the Metar representative designated to receive such access is accompanied by a Path 1 representative. Metar may obtain copies (but not originals) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes, provided that Metar shall cause any such objects to be returned promptly in the same condition in which they were delivered to Metar and Metar shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Path 1. Nothing herein shall be deemed to restrict the access of any member of the Path 1 Group to any such documents or objects or to impose any Liability on any member of the Path 1 Group if any such documents or objects are not maintained or preserved by Path 1.

     (c) After the date hereof, (i) Metar shall maintain in effect at its own cost and expense adequate systems and controls to the extent necessary to enable the members of the Path 1 Group to satisfy their respective reporting, accounting, audit and other obligations, and (ii) Metar shall in a timely manner provide, or cause to be provided, to Path 1 in such form as Path 1 shall request, at no charge to Path 1, all financial and other data and information as Path 1 determines necessary or advisable in order to prepare Path 1's financial statements and reports or filings with any Governmental Authority.

     7.2. OWNERSHIP OF INFORMATION. Any Information owned by one Group that is provided to a requesting party pursuant to Section 7.1 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

     7.3. COMPENSATION FOR PROVIDING INFORMATION. The party requesting such Information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party's standard methodology and procedures.

         7.4. RECORD RETENTION. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement after the date hereof, the parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on the date hereof in accordance with the policies of Path 1 as in effect on the date hereof. No party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the date hereof without first using its reasonable best efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes or to Environmental Liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

         7.5. LIMITATION OF LIABILITY. No party shall have any Liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any Liability to any other party if any Information is destroyed after reasonable best efforts by such party to comply with the provisions of Section 7.4.

     7.6. PRODUCTION OF WITNESSES; RECORDS; COOPERATION. (a) After the date hereof, except in the case of an adversarial Action by one party against another party, each party hereto shall use its reasonable best efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

     (b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the other parties shall make available to such Indemnifying Party or such other party, as the case may be, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

     (c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

     (d) Without limiting any provision of this Section, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

     (e) The obligation of the parties to provide witnesses pursuant to this
Section 7.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.7(a)).

     (f) In connection with any matter contemplated by this Section 7.7, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

     7.8. CONFIDENTIALITY. (a) Subject to Section 7.9, each of Path 1 and Metar, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to Path 1's confidential and proprietary information pursuant to policies in effect as of the date hereof, all Information concerning each such other Group that is either in its possession (including Information in its possession prior to either of the date hereof) or furnished by any such other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives,
(ii) later lawfully acquired from other sources by such party (or any member of such party's Group) which sources are not themselves bound by a confidentiality obligation), or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

     (b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 7.9. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement, each party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

     7.9. PROTECTIVE ARRANGEMENTS. In the event that any party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or any member of any other party's Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

                                  ARTICLE VIII
                         ARBITRATION; DISPUTE RESOLUTION

     8.1. AGREEMENT TO ARBITRATE. The procedures for discussion, negotiation and arbitration set forth in this Article VIII shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the Path 1 Group and the Metar Group. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VIII shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in this Article VIII and except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. Each party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any claim, controversy or dispute set forth in the first sentence of this
Section 8.1.

     8.2. ESCALATION. (a) It is the intent of the parties to use their respective reasonable best efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim shall deliver a notice (an "Escalation Notice") demanding an in-person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the Chief Executive Officer, or like officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedure for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their reasonable best efforts to meet within thirty (30) days of the Escalation Notice.

     (b) The parties may, by mutual consent, retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 8.3.

     8.3. DEMAND FOR ARBITRATION. (a) At any time after the first to occur of
(i) the date of the meeting actually held pursuant to the applicable Escalation Notice or (ii) forty-five (45) days after the delivery of an Escalation Notice (as applicable, the "Arbitration Demand Date"), any party involved in the dispute, controversy or claim (regardless of whether such party delivered the Escalation Notice) may, unless the Applicable Deadline has occurred, make a written demand (the "Arbitration Demand Notice") that the dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the parties to the dispute, controversy or claim in the manner set forth in Section
10.5. In the event that any party shall deliver an Arbitration Demand Notice to another party, such other party may itself deliver an Arbitration Demand Notice to such first party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No party may assert that the failure to resolve any matter during any discussions or negotiations, the course of conduct during the discussions or negotiations or the failure to agree on a mutually acceptable time, agenda, location or procedures for the meeting, in each case, as contemplated by Section 8.2, is a prerequisite to a demand for arbitration under Section 8.3.

     (b) Any Arbitration Demand Notice may be given until one (1) year after the later of the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the claim (as applicable and as it may in a particular case be specifically extended by the parties in writing, the "Applicable Deadline"). Any discussions, negotiations or mediations between the parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the parties. Each of the parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, as between or among the parties and the members of their Groups, such dispute, controversy or claim will be barred. Upon delivery of an Arbitration Demand Notice pursuant to
Section 8.3(a) prior to the Applicable Deadline, the dispute, controversy or claim shall be decided by an arbitral tribunal in accordance with the rules set forth in this Article VIII and the Arbitration Act.

     8.4. ARBITRATORS. (a) Within fifteen (15) days after a valid Arbitration Demand Notice is given, the parties involved in the dispute, controversy or claim referenced therein shall select an arbitral tribunal. The arbitral tribunal shall be composed of three (3) arbitrators, one appointed by each party, and the two (2) arbitrators so appointed shall, within fifteen (15) days appoint a third arbitrator who shall be chosen from a country other than those of which the parties are nationals, who shall be fluent in English, and who shall act as Chairman of the tribunal.

     (b) The arbiral tribunal selected pursuant to paragraph (a) above will set a time for the hearing of the matter which will commence no later than ninety
(90) days after the date of appointment of the arbitral tribunal and which hearing will be no longer than thirty (30) days (unless in the judgment of the arbitral tribunal the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than ninety (90) days). The final decision of the arbitral tribunal will be rendered in writing to the parties not later than sixty (60) days after the last hearing date, unless otherwise agreed by the parties in writing.

     (c) In arriving at decisions, the arbitrators shall apply the terms and conditions of this Agreement in accordance with the laws of the State of California.

     (c) The award shall be deemed a United States award for purposes of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 (the "New York Convention"). The English language shall be used in the arbitral proceedings and all exhibits and other evidence in a language other than English shall be accompanied by English translations when submitted into evidence before the arbitral tribunal.

     (d) The arbitrators are empowered to render the following awards in accordance with any provision of this Agreement: (i) enjoining a party from performing any act prohibited, or compelling a party to perform any act required, by the terms of this Agreement and any order entered into pursuant to this Agreement and (ii) ordering such other legal or equitable relief, including any provisional legal or equitable relief, or specifying such procedures as the arbitrator deems appropriate, to resolve any Dispute submitted for arbitration. The parties shall be entitled to discover all documents and other information reasonably necessary for a full understanding of any legitimate issue raised in the arbitration. They may use all methods of discovery customary under U.S. federal law, including but not limited to depositions, requests for admission, and requests for production of documents. The time periods for compliance shall be set by the arbitrators, who may also set limits on the scope of such discovery. The arbitrators shall not be empowered to award consequential or punitive damages.

     (e) The arbitrators shall issue to both parties a written explanation in English of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching the decision.

     (f) The place of any arbitration hereunder will be San Diego, California, unless otherwise agreed by the parties.

     (g) Either party may file an application in any proper court described in
Section 10.2 hereof for a provisional remedy in connection with an arbitrable controversy hereunder, but only upon the ground that the award to which the applicant may be entitled may be rendered ineffectual without provisional relief.
     (h) Any monetary award shall be made and shall be payable in U.S. Dollars free of any tax or any deduction.

     8.5. ARBITRATION COSTS. Arbitration costs will be borne equally by each party involved in the matter, except that each party will be responsible for its own attorney's fees and other costs and expenses, including the costs of witnesses selected by such party.

     8.6. CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute, controversy or claim.

     8.7. LAW GOVERNING ARBITRATION PROCEDURES. The interpretation of the provisions of this Article VIII, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 10.2.

                                   ARTICLE IX
                   FURTHER ASSURANCES AND ADDITIONAL COVENANTS

     9.1. FURTHER ASSURANCES. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best effort to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

     (b) Without limiting the foregoing, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the other transactions contemplated hereby and thereby. Without limiting the foregoing, to the extent necessary to effectuate the provisions and purposes of this Agreement and the other transactions contemplated hereby and thereby each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title, free and clear of any Security Interest, if and to the extent it is practicable to do so.

     (c) Path 1 and Metar, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of Metar or any member of the Metar Group, on the one hand, or of Path 1 or any member of the Path 1 Group, on the other hand, to provide any notification or disclosure required under any Environmental Law in connection with the transactions contemplated by this Agreement, or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such Environmental Law by the applicable transferor.

     (d) Following the date hereof, if one or more of the parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement, the parties will cooperate in determining whether there is a mutually acceptable arm's-length basis on which one or more of the other parties will provide such service.

                                    ARTICLE X
                                  MISCELLANEOUS

     10.1. COUNTERPARTS; ENTIRE AGREEMENT; CORPORATE POWER.

     (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     (b) This Agreement, and the Exhibits hereto, contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

     (c) Path 1 represents on behalf of itself and each other member of the Path 1 Group and Metar represents on behalf of itself and each other member of the Metar Group as follows:

     (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and to consummate the transactions contemplated hereby and thereby; and

     (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof subject to (a) the laws of bankruptcy and laws effecting creditors' rights generally and (b) the availability of equitable remedies.

     10.2. GOVERNING LAW; JURISDICTION.

     (a) This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California (other than as to its laws of arbitration which shall be governed under the Arbitration Act pursuant to
Section 8.7), irrespective of the choice of laws principles of the State of California, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

     (b) Subject to Article VIII, all judicial proceedings brought against either party hereto with respect to this Agreement may be brought in the United States District Court for the Southern District of California or in any branch of the Superior Court of the State of California sitting in the City of San Diego, and by execution and delivery of this Agreement, each such party accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of such courts. In addition, each such party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceedings, and hereby further irrevocably and unconditionally waives and agrees to the fullest extent permitted by law not to plead or claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

     (c) Metar shall appoint an agent to receive on behalf of Metar and its property service of copies of the summons and complaint and any other process which may be served in any proceeding in any state or federal court of competent jurisdiction in the State of California upon execution of this Agreement by providing notice to Path 1 in compliance with Section 10.5 below at Closing.

     10.3. ASSIGNABILITY. This Agreement (including without limitation the provisions of Section 6.3 hereof) shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and assigns (whether by merger, operation of law or otherwise); provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other parties hereto or thereto.

     10.4. THIRD PARTY BENEFICIARIES. Except for the indemnification rights under this Agreement of any Path 1 Indemnitee or Metar Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and none of this Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. No party hereto shall have any right, remedy or claim with respect to any provision of this Agreement to the extent such provision relates solely to the other two parties hereto or the members of such other two parties' respective Groups.

     10.5. NOTICES. All notices requests, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile transmission or mailed (certified or registered mail, postage prepaid, return receipt requested):

         If to Path 1, to:          Path 1 Network Technologies Inc.
                                    3636 Nobel Drive, Suite 400
                                    San Diego, California 92122
                                    Attention:  Chief Executive Officer
                                    Fax No.:  (858) 450-4220

         If to Metar:               Metar
                                    24142 Angela Street
                                    Lake Forest, California 92630
                                    Attention:  President
                                    Fax No. (949)-7682038

     or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which hand delivered, upon transmission of the facsimile transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error, or on the third business day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof. In the case of a notice sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received. In no event shall the provision of notice pursuant to this Section 10.5 constitute notice for service of process.

     10.6. SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

     10.7. FORCE MAJEURE. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

     10.8. LANGUAGE. This Agreement is in the English language, which language shall be controlling in all respects.

     10.9 PUBLICITY. Each of Metar and Path 1 shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

     10.10. HEADINGS. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.11. SURVIVAL OF COVENANTS. The covenants, representations and warranties contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive the delivery hereof.

     10.12. WAIVERS OF DEFAULT. Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

     10.13. SPECIFIC PERFORMANCE. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

     10.14. AMENDMENTS. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

     10.15. INTERPRETATION. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto and thereto) and not to any particular provision of this Agreement. Article, Section and Exhibit references are to the Articles, Sections, and Exhibits to this Agreement unless otherwise specified. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified.

     10.16 RELATIONSHIP OF PARTIES. Path 1 and Metar shall at all times be independent contractors with respect to each other. Nothing in this Agreement shall constitute either party hereto as the partner, joint venturer, employee or agent of the other such party and neither Path 1 nor Metar shall act or omit to act in such a way as to suggest the contrary to any third party.

     10.17 CONSTRUCTION. This Agreement has been negotiated by the parties and their respective counsel. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party.

     IN WITNESS WHEREOF, the parties have caused this Separation and Sale Agreement to be executed by their duly authorized representatives as of the date first above written.
                                             PATH 1 NETWORK TECHNOLOGIES INC.


                                             By:      /s/ Frederick A Cary
                                            -----------------------------------
                                             Date:   April 3, 2002
                                             Name:  Fredrick A. Cary
                                             Title: Chief Executive Officer


                                              METAR ADC SRL


                                              By:      /s/ Michael Florea
                                             -----------------------------------
                                              Date: April 3, 2002
                                              Name: Michael Florea
                                              Title: President

                                    EXHIBIT A

                                SISTOLIC BUSINESS


     Sistolic is an industry leader in providing licensable cores for L2/L3 packet processing, MACs and switches for 10 Gigabit Ethernet metro networks. Additionally, Sistolic works with its customers from initial specifications through final board level hardware and software test and evaluation. Sistolic specializes in L2/L3 switching and high-speed packet processing ASICs. It has field proven switch and MAC designs and has developed specialized capabilities in hardware memory management, queues and policy administration. It is currently developing new capabilities for QoS, packet prioritizing and precision clock management. Over the next year Sistolic will be developing synchronous network processor architectures, which will be needed to meet the demands of the Video Networks of the next decade. This range of technologies will place Sistolic at the leading edge of the growing Video-On-Demand service industry.

                                    EXHIBIT B

                                     ASSETS


Computers, Equipment & Furniture:
Net book value                                179,107

Acquired Technology:
Net book value                                511,893

                                    --------------------
Total Assets                         $        691,000
                                    ====================

                                    EXHIBIT C

                                   LIABILITIES

   Acquisition Payable         $      686,000
                               ==================

                                    EXHIBIT D

                               INSURANCE POLICIES


                     Policy coverage through: April 16, 2002
                     Policy payment due:   US$ 340.00